EXHIBIT 10.3
EMPLOYMENT AND CONSULTING AGREEMENT
     THIS AGREEMENT is effective as of January 1, 2006, by and between L. Dwight Douce, hereinafter referred to as “Douce,” and Ohio Legacy Bank, NA, a national bank with its principal place of business in Wooster, Ohio, hereinafter referred to as the “Bank.”
1. REASONS FOR AGREEMENT
     The company is engaged in the business of banking, and Douce possesses certain expertise in the field of banking. Douce was Chief Executive Officer of the Bank from inception until December 31, 2005. The Bank and Douce each desire to enter into this Agreement for the mutual benefit of each and to provide for the orderly transition in the management of the Bank. Accordingly, the parties have agreed to execute this Agreement and enter into the enumerated mutual covenants and agreements contained herein.
2. CONSIDERATION
     Douce’s consideration for this Agreement shall be the payment of Douce’s compensation and benefits hereunder, and Douce’s continued receipt of confidential information disclosed by the Bank to him. This Agreement shall supersede any other employment agreements entered into by and between Douce and the Bank, which agreements shall be deemed terminated as of the effective date of this Agreement.
3. TERMS OF EMPLOYMENT PHASE OF CONTRACT AND DUTIES
     A. Employment Term
          The term of employment (“Employment Term”) of this Agreement shall be for two years commencing on the first day of January, 2006, and continuing through December 31, 2007, unless sooner terminated in accordance with the provisions of Article 8. Douce shall be Executive Vice President of the Bank in 2006, and 2007.
     B. Duties as Employee
          Douce shall have such duties as are assigned to him from to time by President and the Board of Directors. In particular, Douce shall carry out by way of example, but without limitation, the following duties:
i.	Duties relating to deposit relationships.

ii.	Mergers and Acquisition assignments including financial analysis, market opportunity, contribution analysis and other assignments relating to evaluation and completing mergers and acquisitions.

iii.	Branch acquisition and de novo branching.

iv.	Capital planning.

v.	Customer service programs.

vi.	public relations; and

vii.	Human resource planning.
     C. Compensation
          As consideration for the services to be rendered by Douce as an employee under this Agreement, Douce shall receive the following compensation:

i.	In the year 2006, Douce shall receive a salary of One Hundred Thousand Dollars ($100,000).

ii.	In the year 2007, Douce shall receive a salary of Seventy-five Thousand Dollars ($75,000).

iii.	Douce’s base compensation will be paid in installments as is customarily the Bank’s practice and shall be subject to with holding and any deductions as required by law.

iv.	During the Employment Term and to the extent Douce meets the participation requirements thereof, Douce shall have the right to participate in any retirement plan, profit sharing plan, group life insurance plan, health or accident insurance plan, or other employee benefit plan which may now be in effect or may hereafter be adopted by the Bank for its employees.

v.	During the Employment Term, Douce shall be entitled to the holidays and annual vacation leave in accordance with the Bank’s policy as it exists from time to time.

vi.	During the Employment Term, Douce shall be entitled to the country club membership as it currently exists, unless such memberships are terminated for all executives at the discretion of the Board of Directors.
     D. Reimbursement of Business Expense
          During the Employment Term, and in accordance with Bank policies, Douce is authorized to incur reasonable business expense for promoting the business of the Bank. The Bank shall reimburse Douce for all reasonable travel, entertainment, and other incidental expense incurred by Douce in performance of his duty.
     E. Time
          Douce shall be expected to devote the time necessary to fulfill his obligations in support of this Agreement. It is agreed that Douce will commit to the following terms in furtherance of the employment term of this Agreement:
i.	Full Time in 2006.

ii.	Three-fourths Time in 2007.
4. TERMS OF CONSULTING PHASE OF CONTRACT AND DUTIES
     A. Consulting Term
          The Consulting Term (“Consulting Term”) of this Agreement shall be one (1) year commencing on the first day of January, 2008, and continuing through December 31, 2008, unless sooner terminated in accordance with the provisions of Article 8.
     B. Duties as Consultant
          During the Consulting Term and subject to direction of the Board of Directors and CEO, Douce shall consult with the Bank and provide assistance in all aspects of Bank operation including, but without limitation, those terms defined in Article 3(B).
     C. Compensation as a Consultant
          As consideration for the services to be rendered by Douce as a consultant under this Agreement, Douce shall receive the following compensation:

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i.	In the year 2008, Douce shall receive payment in the amount of Fifty Thousand Dollars ($50,000.00) payable in equal monthly installments. Douce shall be expected to be available on a mutually convenient basis as requested up to one thousand (1,000) hours per year for duties to be performed for the Bank.
ii.	Douce shall be obligated to pay all taxes on the money paid pursuant to the consulting phase of this Agreement, and the Bank will not withhold any funds relating thereto.
     D. COBRA Health Insurance Election
          The Bank shall, at Douce’s cost, make available to Douce and his spouse health care coverage pursuant to the COBRA election permitted by the Bank’s group health insurance plan to the same extent such coverage is made available to other retirees of the Bank and their spouses.
     E. Reimbursement of Business Expense
          During the Consulting Term, Douce may be authorized by the CEO to incur reasonable business expense for promoting the business of the Bank. The Bank shall reimburse Douce for all authorized travel, entertainment, and other incidental expense incurred by Douce in performance of his duty.
     F. Benefits
          Douce shall not be entitled to any other benefits (i.e., car allowance, country club dues, bonus plan, or other so-called perquisites).
5. GOODWILL
     At all times during the term of this Agreement, Douce agrees to promote goodwill by and between the employees and management of the Bank, and the Bank and its customers, the Bank and third parties, and the parent of the Bank, Ohio Legacy Corp (“Legacy Corp”) and its shareholders. Douce will also promote and encourage harmonious working relationships among the employees of the Bank, directors of the Bank, and all third parties that have business dealings with the Bank. Douce will not disparage in any manner the Bank or its parent company.
6. BOARD OF DIRECTORS
     Recognizing that the ultimate decision for election to the Board of Directors is entrusted to the shareholders, the parties hereto agree to the following principles:
     A. Board Position
          The parties will cooperate to help Douce secure a continued position as a member of the Board of Directors of Legacy Corp and the Bank until the annual meeting in 2006. The Legacy Corp nominating committee will determine whether to nominate Douce for an additional term on the Board of Directors at the expiration of his existing term.
     B. Resignation and Removal
          In the event Douce’s health or other duties render it impractical for him to carry out his duties as a director of Ohio Legacy Corp or in the event he breaches this Agreement, he agrees to resign as a director of Ohio Legacy Corp and the Bank.
     C. Fees
          Douce shall not be entitled to receive additional compensation for serving as a Director of Ohio Legacy Corp or the Bank.

7. DOUCE’S PROMISES
     A. Management Transition
          Douce shall carry out the intent of this Agreement and perform the duties set forth herein in a forthright and diligent manner. Douce will cooperate fully with the Board of Directors of the Bank in implementing the transition of management to his successor and will cooperate with all other Bank personnel to make this transition as seamless as possible. Douce acknowledges that his current position as Chief Executive Officer makes his cooperation and effort critical to a successful transition.
     B. Noncompete
          During both the Employment Term and the Consulting Term of this Agreement Douce will not directly or indirectly compete with the Bank or Legacy Corp. In the event the Bank terminates this Agreement for any reason other than “For Cause”, Douce shall be free to compete.
     C. Prior and Subsequent Agreements
          Douce represents and warrants that he has not entered into any prior agreements with others which would conflict with the terms of this Agreement. Further, Douce will not enter into any agreement with others during the term hereof which would conflict with this Agreement.
8. TERMINATION
     A. Events of Termination
          This Agreement and Douce’s rights to compensation and all other rights of Douce under this Agreement or otherwise as an employee or consultant of the Bank will terminate (except as otherwise provided in this Article 8):
i.	Upon the death of Douce.

ii.	Upon the disability of Douce as defined in Article 8(B), immediately upon notice from either party to the other.

iii.	For cause as defined in Article 8(C), immediately upon notice from the Bank to Douce, or such later time as such notice may specify; or

iv.	Without cause as defined in Article 8(D), immediately upon notice from the Bank to Douce, or such later time as such notice may specify.
     B. Definition of Disability
          For purposes of Article 8(A)(ii), Douce will be deemed to have a “disability” if, for physical or mental reasons, Douce is unable to perform his duties under this Agreement for one hundred twenty (120) consecutive days, or one hundred eighty (180) days during any twelve-month period, as determined in accordance with this Article 8(B). The disability of Douce shall be determined by a medical doctor selected by written agreement of the Bank and Douce upon the request of either party by notice to the other. If the Bank and Douce cannot or do not agree on the selection of a medical doctor, each of them, within seven (7) days after the notice, will submit to the other the name of a medical doctor authorized to participate jointly with the medical doctor whose name is submitted by the other party in the selection of a third medical doctor who will examine Douce and determine whether he has a disability as defined herein. The determination of the medical doctor selected under this Article 8(B) will be binding on both parties. Douce must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Article 8(B), and Douce hereby authorizes the disclosure and release to the Bank of such determination and all supporting medical records. If Douce is not legally competent, Douce’s legal guardian or duly authorized attorney-in-

fact will act in Douce’s stead, under this Article 8(B) for the purpose of selecting the medical doctor and submitting Douce to the examinations, and providing the authorization of disclosure, required under Article 8(B).
     C. Definition of “For Cause”
          For purposes of Article 8(A)(iii), the phrase “For Cause” means:
i.	Willful misconduct by the Executive in the performance of his duties.

ii.	Gross negligence by the Executive in the performance of his duties.

iii.	The Executive’s indictment or conviction for committing a crime.

iv.	The Executive’s commission of an act of moral turpitude.

v.	The continued failure of and/or refusal shall not be cured within fifteen (15) days following receipt by the Executive of written notice from the Board specifying the factors or events constituting such failure and/or refusal and affording the Executive an opportunity within such fifteen (15) day period for the Executive to correct such deficiencies.

vi.	Receipt of notice from the Comptroller of the Currency that the Executive is not properly fulfilling his duties.
     D. Definition of “Without Cause”
          For purposes of Article 8(A)(iv), the phrase “Without Cause” means that the Bank terminates this Agreement for any reason other than For Cause or there is a “Change of Control” with the meaning of Article 8(G).
     E. Termination Pay
          If this Agreement is terminated in accordance with this Article 8, the Bank will be obligated to pay Douce (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Article 8(E), in lieu of all other amounts and in settlement and complete release of all claims Douce may have against the Bank. Prior to receiving such termination pay, Douce agrees to sign a release the terms and conditions of which are satisfactory to the Bank. For purposes of this Article 8(E), Douce’s designated beneficiary will be such individual beneficiary or trust, located at such address as Douce may designate by notice to the Bank from time to time or, if Douce fails to give notice to the Bank of such beneficiary, Douce’s estate. Notwithstanding the preceding sentence, the Bank will have no duty, in any circumstances, to attempt to open an estate on behalf of Douce, to determine whether any beneficiary designated by Douce is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Douce’s personal representative (or the trustee of a trust established by Douce) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.
          1. Termination by the Bank Without Cause
               If the Bank terminates this Agreement Without Cause, or there is Change of Control the Bank will pay to Douce his base salary or consulting fee as scheduled herein, for a period of one year following the termination of this Agreement; however, in no event will any payment extend beyond the scheduled payments as called for herein. Any payment as required by this Article 8(E)(1) shall be made as if Douce continued as an employee or consultant of the Bank.
          2. Termination by the Bank For Cause
               If the Bank terminates this Agreement for cause, Douce shall be entitled to receive his base salary or consulting fee only through the date such termination is effective.

          3. Termination Upon Disability
               If this Agreement is terminated by either party as a result of Douce’s disability as determined under Article 8(B), the Bank will pay Douce’s base salary or consulting fee through the remainder of the calendar month during which such termination is effective and for the period until disability insurance benefits commence under the disability insurance coverage furnished by the Bank to Douce.
          4. Termination Upon Death
               If this Agreement is terminated because of Douce’s death, Douce will be entitled to receive his base salary through the end of the calendar month in which his death occurs.
          5. Benefits
               Douce’s accrual of, or participation in plans providing for benefits will cease at the effective date of the termination of this Agreement, and Douce will be entitled to accrued benefits pursuant to such plans only as provided in such plans. Douce will receive, as part of his termination pay pursuant to this Article 8, such payment or other compensation for vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement in accordance with the Bank’s policies then in effect..
     F. Non-Termination of Douce’s Obligation
          The termination of this Agreement shall not terminate the obligations of Douce contained in Article 7.
     G. Change in Control
          1. “Change in Control” means:
i	the direct or indirect acquisition by any person or related group of persons, other than by the Legacy Corp or the Bank or a person that directly or indirectly controls, is controlled by, or is under common control with, Legacy Corp or the Bank immediately prior to such acquisition, of beneficial ownership (within the meaning of Rule 13d of the Securities and Exchange Act of 1934, as amended) of securities possessing more than 50 percent of the total combined voting power of Legacy Corp or the Bank’s outstanding securities, whether effectuated pursuant to a tender or exchange offer made directly to Legacy Corp or the Bank’s shareholders or pursuant to another transaction; or

ii	a change in the composition of the board of directors of Legacy Corp or the Bank over a period of 36 or fewer consecutive months such that a majority of such respective board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for such respective board membership, to be comprised of individuals who either (a) have been board members continuously since the beginning of such period or (b) have been elected or nominated for election as board members during such period by at least a majority of the board members described in clause (c) who were still in office at the time such election or nomination was approved by the board; or

iii	the completion of a transaction requiring shareholder approval for the acquisition of all or substantially all of the stock or assets of Legacy Corp or the Bank by an entity other than Legacy Corp or the Bank or any merger of Legacy Corp or the Bank into another entity in which neither Legacy Corp nor the Bank is the surviving entity; or

iv	The Bank sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding voting stock of such Company or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Bank immediately prior to such sale or transfer.

          2. Within twelve (12) months of the occurrence of (1) above, there is a “Diminution in Duties” of Douce. Except as contemplated by this Agreement, the term “Diminution in Duties” means the Bank constructively terminates this Agreement by:
i.	A material diminution of Douce’s duties, responsibilities and benefits as an officer or consultant of the Bank.

ii.	A change in the principal workplace of Douce to a location other than Wayne County.

iii.	A material demotion.

iv.	A material change in the number or seniority of the Bank personnel reporting to Douce or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to Douce, other than as part of a Bank relocation or reduction in staff.

v.	A material adverse change in Douce’s perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; or

vi.	A material permanent increase in the required hours of work or the workload of Douce.
9. APPLICABLE LAW
     The parties agree that this Agreement shall be interpreted under the law of the State of Ohio. In the event any court of competent jurisdiction shall determine that any portion of Article 7 is invalid or unenforceable, said portion may be reformed or stricken by said court without affecting the validity of any remaining portions of Article 7.
10. SECRECY OF PROCEEDINGS
     Any legal proceedings involving any matters relating to the Bank’s confidential information will be conducted in the utmost secrecy. In such cases all documents, testimony and records shall be received, heard and maintained by the court in secrecy under seal available only for the inspection of the Bank and its attorneys, Douce’s attorney, or such expert witnesses as shall be approved by the Bank or the court. The court shall be able to decree any and all relief of an equitable nature including but not limited to such relief as a temporary restraining order, a temporary and/or permanent injunction and shall also be able to award damages and costs. The determination of what constitutes confidential information shall be made by the reasonable determination of the Bank.
11. ATTORNEY FEES
     In the event any controversy or claim arises under this Agreement, the prevailing party shall be entitled to its reasonable costs, disbursements and attorney fees together with all expenses which it may reasonably incur in taking such action including, but not limited to, costs incurred in searching records, expert witnesses and consulting fees, discovery depositions, whether or not introduced into evidence in the trial, hearing or other proceeding and travel expenses in any arbitration, trial or other proceeding, including any proceeding brought to enforce an award or judgment, and any appeal taken therefrom.
12. CONSULTATION WITH COUNSEL
     Douce acknowledges that the Bank has provided sufficient time to have Douce review this Agreement and to submit it for review to an attorney, if desired, and that execution of this Agreement by Douce indicates Douce’s decision not to seek legal counsel with regard to this Agreement or the approval of the same by such legal counsel.

13. UNDERSTANDING
     Douce acknowledges receipt of a signed copy of this Agreement and further acknowledges that Douce has carefully read and understands each and every term contained herein.
14. PERSONS BOUND
     This Agreement shall bind the heirs and assigns of Douce and the successors and assigns of the Bank.
15. JURISDICTION
     Any action brought to enforce this Agreement shall be subject to the exclusive jurisdiction of the Court of Common Pleas Wayne County, Ohio.
     IN WITNESS WHEREOF, this Agreement is executed the day first above written.

/s/ L. Dwight Douce

L. Dwight Douce

/s/ Daniel H. Plumly

Daniel H. Plumly, Chairman of the Board